Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

4.375% FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

SERIES A

OF

BANK OF HAWAII CORPORATION

BANK OF HAWAII CORPORATION, a Delaware corporation (hereinafter called the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board”) adopted on May 28, 2021 and adopted on June 7, 2021, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, the Offering Committee of the Board of Directors (the “Offering Committee”), by unanimous written consent dated June 8, 2021 in lieu of a meeting, adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A”:

“RESOLVED, that pursuant to the resolutions of the Board on May 28, 2021 and on June 7, 2021, the Delaware General Corporation Law and the Amended and Restated Certificate of Incorporation of the Corporation, the Offering Committee hereby establishes a series of Preferred Stock, par value $0.01 per share, of the Corporation and fixes and determines the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices and liquidation preference thereof as follows:

Section 1. Designation and Authorized Shares. The series of Preferred Stock, par value $0.01 per share, shall be designated as the “4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series A Preferred Stock shall initially be 180,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase), provided that such additional shares of Series A Preferred Stock may only be issued if they are fungible with all of the then outstanding shares of Series A Preferred Stock for tax purposes and shall only be entitled to dividends declared on or after the date they are issued, or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board, and any such additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Definitions. As used herein with respect to the Series A Preferred Stock:

(a) “Business Day” means any weekday that is neither a legal holiday in New York, New York or Honolulu, Hawaii nor a day on which banking institutions in New York, New York or Honolulu, Hawaii are authorized or required to be closed.

(b) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(c) “DTC” means The Depository Trust Company.

(d) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(e) “Liquidation Preference” means $1,000 per share of Series A Preferred Stock.

(f) “Nonpayment Event” has the meaning set forth in Section 8(c).

(g) “Original Issue Date” means the date of original issue of the Series A Preferred Stock.

(h) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(i) “Preferred Stock Director” has the meaning set forth in Section 8(c).

(j) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Original Issue Date of any share of Series A Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the Original Issue Date of any share of Series A Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Original Issue Date of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Federal Reserve’s capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

(k) “Series A Dividend Payment Date” has the meaning set forth in Section 4(b).

(l) “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the Original Issue Date of the Series A Preferred Stock.

(m) “Series A Dividend Rate” has the meaning set forth in Section 4(a).

(n) “Series A Junior Securities” has the meaning set forth in Section 3(a)(i).

(o) “Series A Parity Securities” has the meaning set forth in Section 3(a)(ii).

(p) “Transfer Agent” has the meaning set forth in Section 11.

(q) “Voting Parity Stock” has the meaning set forth in Section 8(c)(i).

Section 3. Ranking.

(a) The shares of Series A Preferred Stock shall rank:

(i) senior, as to dividends and/or distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks at least pari passu with the Series A Preferred Stock as to dividends and/or distributions of assets upon liquidation, dissolution, and winding up, as the case may be (collectively, “Series A Junior Securities”);

(ii) on a parity, as to dividends and/or distributions of assets upon liquidation, dissolution or winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding unless it qualifies as Series A Junior Securities or, by its terms, it expressly provides that it ranks senior to the Series A Preferred Stock as to dividends and/or distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”); and

(iii) junior, as to distributions of assets upon liquidation, dissolution, and winding up of the Corporation, to any existing or future indebtedness of the Corporation;.

(b) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 4. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, if, when, and as declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the Liquidation Preference of the Series A Preferred Stock at a rate equal to 4.375% per annum (“Series A Dividend Rate”) for each Series A Dividend Period from the Original Issue Date of the Series A Preferred Stock to, but not including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the Original Issue Date, dividends on such shares will accrue from the original issue date of such additional shares.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock (each such date, a “Series A Dividend Payment Date”) quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2021. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable Series A Dividend Payment Date, or such other record date, not exceeding thirty (30) calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the immediately preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A Junior Securities as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, other than (1) a dividend payable solely in Series A Junior Securities or (2) any dividend in connection with the implementation of a shareholder rights plan, or the redemption or repurchase of any rights under any such plan;

(ii) no shares of Series A Junior Securities as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation (other than (1) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (2) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (4) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (5) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged); and

(iii) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation (other than (1) pursuant to pro rata actions applicable to the Series A Preferred Stock and such Series A Parity Securities, if any, (2) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (3) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities or (5) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged).

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities for the immediately preceding dividend period and, in the case of Series A Parity Securities entitled to cumulative dividends, the related prior dividend periods, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series A Dividend Period per share on the Series A Preferred Stock and accrued dividends, including any accumulations (if entitled thereto), on any Series A Parity Securities on a per share basis for the related prior periods, as the case may be, bear to each other for the then-current Series A Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including regulations and policies of the Federal Reserve.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidating distribution in the amount of the Liquidation Preference per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidating distribution in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, if any, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidating distribution has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to August 1, 2026. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series A Dividend Periods and for the then-current Series A Dividend Period prior to, but excluding, the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within ninety (90) days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus (1) any declared and unpaid dividends for prior Series A Dividend Periods and (2) accrued but unpaid dividends (whether or not declared) for the then-current Series A Dividend Period to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail or electronically delivered to the holders of record of Series A

Preferred Stock to be redeemed, sent not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock or any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot or in such other manner determined by the Corporation to be fair and equitable.

(d) Any redemption of Series A Preferred Stock is subject to the Corporation’s receipt of any required prior approval (if then required) by the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency as defined in 12 U.S.C. § 1813, as amended) and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency) then applicable to redemption of Series A Preferred Stock.

Section 7. Maturity. The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof.

Section 8. Voting Rights.

(a) Except as provided otherwise in this Section 8 or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s Certificate of Incorporation, as amended, including this

Certificate of Designations creating the Series A Preferred Stock, so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving or resulting entity or entity controlling such entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(c) Right to Elect Two Directors upon Nonpayment Events.

(i) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly Series A Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors on the Board shall be automatically increased by two (2). The holders of shares of Series A Preferred Stock shall have the right, together with holders of any other equally ranked series of Preferred Stock that have similar voting rights (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of votes cast, to elect two (2) additional members of the Corporation’s Board (the “Preferred Stock Directors”) to fill such newly created directorships. The Corporation’s Board shall at no time include more than two (2) Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights. The holders of shares of Series A Preferred Stock shall not have the right to cumulate votes for Preferred Stock Directors.

(ii) In the event that the holders of the Series A Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preferences of all shares of Series A Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than ninety (90) days before the date fixed for the Corporation’s next annual or special meeting of the shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of the shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Series A Preferred Stock and/or Voting Parity Stock, and delivered to the Corporation’s Corporate Secretary in person, by first class mail or in any other manner permitted by the Corporation’s Certificate of Incorporation, as amended, or bylaws, as amended, or by applicable law. If the Corporation’s Corporate Secretary fails to call a special meeting for the election of Preferred Stock Directors within twenty (20) days of receiving proper notice, any holder of Series A Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the shareholders if such office shall not have been previously terminated as below provided.

(iii) Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series A Preferred Stock and Voting Parity Stock, representing a majority of the combined liquidation preferences of the Series A Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will each be entitled to one vote per director on any matter that shall come before the Corporation’s Board for a vote.

(iv) When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly Series A Dividend Periods, then the right of the holders of Series A Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Series A Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

(v) In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price as provided for in Section 6), and the terms of any Preferred Stock Directors elected by the holders of Series A Preferred Stock and Voting Parity Stock, shall terminate automatically and the number of directors reduced by two (2), assuming that the rights of holders of Voting Parity Stock have similarly terminated.

Section 9. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 10. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 11. Transfer Agent, Registrar and Paying Agent. The duly appointed transfer agent (“Transfer Agent”) and registrar for the Series A Preferred Stock shall initially be jointly Computershare, Inc. and Computershare Trust Company N.A. The Corporation may, in its sole discretion, remove the transfer agent or the registrar; provided that the Corporation shall appoint a successor transfer agent or registrar who shall accept such appointment prior to the effectiveness of such removal.

Section 12. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 13. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid or the date of such delivery, if delivered by electronic mail, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Certificate of Designations (or such e-mail address as specified by the Corporation, in the case of delivery by electronic mail), or (ii) if to any holder of shares of Series A Preferred Stock to such holder at the address (or e-mail address, in the case of delivery by electronic mail) of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock), or (iii) to such other address (or e-mail address, in the case of delivery by electronic mail) as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given. Notwithstanding the foregoing, if the shares of Series A Preferred Stock or any depositary shares representing interests in Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice may be given in any manner permitted by such facility.

Section 14. Other Rights. The shares of Series A Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation.

Section 15. Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 14 of this Certificate of Designations shall be included in the Certificate of Incorporation under the heading “4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” and this Section 15 may be omitted. If the Board so determines, the numbering of Section 1 through Section 14 may be changed for convenience of reference or for any other proper purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf by Patrick M. McGuirk, its Senior Executive Vice President and Corporate Secretary, on this 14th day of June, 2021.

BANK OF HAWAII CORPORATION

By:	/s/ Patrick M. McGuirk
Name:	Patrick M. McGuirk
Title:	Senior Executive Vice President and Corporate Secretary